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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to (i) the 1996 Equity Participation Plan (No. 333-05233),
(ii) the D.O.S. Ltd. 1993 Stock Option Plan (No. 333-05237), (iii) the Tuboscope Vetco International Inc. 401(k) Thrift Savings Plan (No. 333-43385), (iv) the Tuboscope Inc. Employee Qualified Stock Purchase Plan (No. 333-56039) and (v) the Tubocope Inc. Deferred Compensation Plan (No. 333-56041) of Tuboscope Inc. of our report dated January 28, 2000 with respect to the consolidated financial statements and schedules of Tuboscope Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                                 ERNST & YOUNG LLP

Houston, Texas
February 16, 2000